Exhibit 16.1

[Letterhead of BDO USA, LLP]

April 9, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 5, 2019, to be filed by our former client, Osmotica Pharmaceuticals plc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP